Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to The New York Times Company 2010 Incentive Compensation Plan of our reports dated February 22, 2010, with respect to the consolidated financial statements and schedule of The New York Times Company included in its Annual Report (Form 10-K) for the fiscal year ended December 27, 2009, and the effectiveness of internal control over financial reporting of The New York Times Company, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

April 30, 2010